UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   January 18, 2007

First Reliance Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-49757	80-0030931

(Commission File Number)	(IRS Employer Identification No.)

2170 W. Palmetto Street
Florence, South Carolina	29501

(Address of Principal Executive Offices)	(Zip Code)

(843) 656-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          On January 18, 2007, the Board of Directors of First Reliance Bancshares, Inc. elected J. Munford Scott, Jr. to serve on the Board of Directors of First Reliance Bancshares, Inc. and First Reliance Bank.

          Mr. Scott was not selected to serve as a director based on any arrangement or understanding between Mr. Scott and any other persons.  Mr. Scott has been named to the Finance, Compensation and Budget Committees.

          In connection with his appointment to the Board, Mr. Scott will be entitled to participate in the existing First Reliance Board of Directors fee program.  Specifically, Mr. Scott will receive an annual retainer of $3,500 and an annual board member fee of $2,750, in addition to committee member fees of $1,500 for each committee that he serves on.  Mr. Scott will also be entitled to receive $250 for continuing education.

          Mr. Scott has previously engaged in banking transactions with us in the ordinary course of business.  First Reliance conducts banking transactions in the ordinary course of business with directors and officers of First Reliance and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest.  These transactions take place on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties.  In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features to First Reliance.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST RELIANCE BANCSHARES, INC.

Dated: February 12, 2007
	By:	/s/ Jeffrey A. Paolucci

Jeffrey A. Paolucci
Chief Financial Officer